Exhibit 99.1

KIRBY CORPORATION	Contact: Kurt Niemietz
713-435-1077

FOR IMMEDIATE RELEASE

KIRBY CORPORATION ANNOUNCES 2023 SECOND QUARTER RESULTS

•
Second quarter 2023 earnings per share of $0.95
•
Inland marine experienced strong market conditions with a sequential increase in spot market prices and utilization in the low 90% range
•
Steady oil and gas demand boosted distribution and services results sequentially despite continued supply chain constraints
•
Strong cash flow from operations of $211 million with free cash flow of $113 million
•
Kirby repurchased 474,775 shares at an average price of $72.49 for $34.4 million

HOUSTON, July 27, 2023 – Kirby Corporation (“Kirby”) (NYSE: KEX) today announced net earnings attributable to Kirby for the second quarter ended June 30, 2023 of $57.4 million or $0.95 per share, compared with earnings of $28.5 million, or $0.47 per share for the 2022 second quarter. Consolidated revenues for the 2023 second quarter were $777.2 million compared with $698.0 million reported for the 2022 second quarter.

David Grzebinski, Kirby’s President and Chief Executive Officer, commented, “Both of our segments continued to perform well during the quarter and produced higher revenue and operating income sequentially and year-over-year. In marine transportation, pricing on spot and term contracts continued to benefit from strong demand and limited availability of barges. Favorable weather conditions and increased operating efficiency helped improve margins for both inland and coastal. Distribution and services delivered improved margins and business remains stable at a high level. Overall, we had solid results and we generated strong free cash flow which helped support an increase in our share repurchases to $34 million for the quarter.

“In inland marine transportation, our second quarter results reflected continued improvement in pricing together with better weather conditions and operating efficiencies. From a demand standpoint, customer activity was strong in the quarter with barge utilization rates running in the low 90% range. Spot market prices were up in the mid-single digits sequentially and in the mid to high 20% range year-over-year. Term contract prices also renewed up higher with low double digit increases versus a year ago. Overall, second quarter inland revenues increased 11% year-over-year and margins were in the high teens range.

“In coastal, market fundamentals continued to improve with our barge utilization levels running in the mid to high-90% range. During the quarter, we saw solid customer demand and limited availability of large capacity vessels which resulted in high-teens price increases year-over-year on term contract renewals and increases on new spot deals in the high 20% range. As mentioned on our first quarter call, our results this year are being impacted by planned shipyard maintenance on several large vessels. Overall, second quarter coastal revenues decreased slightly year-over-year but operating margins were positive in the low single digits.

“In distribution and services, demand remained steady across our markets with continued new orders combined with high levels of backlog. In manufacturing, revenues were up sequentially and year-over-year driven by healthy demand for our environmentally friendly pressure pumping equipment and power generation equipment for e-frac. In our commercial and industrial market, overall demand remained solid across our different businesses, with growth coming from the marine repair, power generation, and on-highway sectors.” Mr. Grzebinski concluded.

Segment Results – Marine Transportation

Marine transportation revenues for the 2023 second quarter were $427.0 million compared with $405.7 million for the 2022 second quarter. Operating income for the 2023 second quarter was $64.3 million compared with $30.8 million for the 2022 second quarter. Segment operating margin for the 2023 second quarter was 15.0% compared with 7.6% for the 2022 second quarter.

In the inland market, average 2023 second quarter barge utilization was in the low 90% range, roughly flat when compared to the 2022 second quarter. Operating conditions were favorable with limited navigation delays contributing to a 16% decrease in delay days year-on-year. During the quarter, average spot market rates increased in the mid-single digits sequentially and in the mid to-high 20% range compared to the 2022 second quarter. Term contracts that renewed in the second quarter increased in the low double digits on average compared to a year ago. Revenues increased 11% compared to the 2022 second quarter primarily due to increased pricing and volumes. The inland market represented 82% of segment revenues in the second quarter of 2023. Inland’s operating margin was in the high teens for the quarter and benefited from improved navigational conditions and operating efficiencies during the quarter.

In coastal, market conditions continued to improve during the quarter, with barge utilization in the mid to high-90% range. During the quarter, average spot market rates increased in the mid-single digits sequentially and in the high 20% range compared to the 2022 second quarter. Term contracts that renewed in the second quarter increased in the high teens on average compared to a year ago. Despite these improvements, revenues in the coastal market decreased modestly when compared to the 2022 second quarter primarily due to downtime associated with planned shipyard maintenance days. Coastal represented 18% of marine transportation segment revenues during the second quarter. Coastal operating margin was positive in the low single digits as improved pricing was partially offset by lost revenue and costs incurred as a result of planned shipyards.

Segment Results – Distribution and Services

Distribution and services revenues for the 2023 second quarter were $350.3 million compared with $292.3 million for the 2022 second quarter. Operating income for the 2023 second quarter was $29.8 million compared with $16.7 million for the 2022 second quarter. Operating margin was 8.5% for the 2023 second quarter compared with 5.7% for the 2022 second quarter.

In the commercial and industrial market, revenues and operating income increased compared to the 2022 second quarter, primarily due to strong economic activity across the U.S. which resulted in higher business levels in marine repair and on-highway. Increased product sales in Thermo King also contributed favorably to year-on-year growth. Overall, commercial and industrial revenues represented approximately 52% of segment revenues. Commercial and industrial operating margins were in the high single digits.

In the oil and gas market, revenues and operating income improved compared to the 2022 second quarter due to higher oilfield activity which resulted in increased demand for new transmissions and parts in the distribution business. Although manufacturing was heavily impacted by supply chain delays, the business continued to experience increased year-over-year demand with incremental orders and deliveries of new environmentally-friendly pressure pumping equipment and power generation equipment for electric fracturing. Overall, oil and gas represented approximately 48% of segment revenues. Oil and gas operating margins were in the mid to-high single digits.

Cash Generation

For the 2023 second quarter, EBITDA was $140.3 million compared with $100.2 million for the 2022 second quarter. During the quarter, net cash provided by operating activities was $211.4 million, and capital expenditures were $98.0 million. During the quarter, the Company had net proceeds from asset sales totaling $12.5 million. Kirby also used $34.4 million to repurchase stock at an average price of $72.49. As of June 30, 2023, the Company had $36.6 million of cash and cash equivalents on the balance sheet and $515.9 million of liquidity available. Total debt was $998.4 million and the debt-to-capitalization ratio improved to 24.3%.

2023 Outlook

Commenting on the outlook for the remainder of 2023, Mr. Grzebinski said, “We exited the quarter with continued strength in our businesses. Pricing in the marine market continues to improve and demand is strong. In distribution and services, despite persistent supply chain constraints and delays, demand for our products and services continues to grow, and we continue to receive new orders in manufacturing. Overall, we expect our businesses to deliver improved financial results in the coming quarters. While all of this is encouraging, we are mindful of challenges related to a slowing global economy and additional economic headwinds due to higher interest rates. Also, labor constraints and inflationary pressures continue contributing to rising costs across our businesses, although some of this is starting to moderate. Even with these uncertainties, we remain very positive and expect to drive strong cash flow from operations.”

In inland marine, we anticipate continued gradual upward movement in pricing and margins in the second half of 2023 as steady demand and a limited availability of equipment is expected to keep the market tight. As a result, the Company expects further pricing improvements in the spot market, which currently represents approximately 45% of inland revenues. Term contracts are also expected to continue to reset higher to reflect improved market conditions and offset inflation. Overall, inland revenues are expected to grow by low double digits on a full year basis. Barring unexpected high cost inflation and rising fuel costs, the Company expects operating margins to continue improving as the year progresses and average in the high teens for the full year.

In coastal marine, revenues and operating margins are being impacted this year by an approximate doubling of planned shipyard maintenance days with ballast water treatment installations on certain vessels. Kirby expects modestly improved customer demand through the balance of the year with barge utilization in the low to mid-90% range. Rates are expected to continue gradually improving as the industry is getting very close to supply and demand balance across the fleet. For the full year, coastal revenues are expected to be flat compared to 2022. Coastal operating margins are expected to be near break-even to low single digits on a full year basis.

In distribution and services, favorable oilfield fundamentals and steady demand in commercial and industrial are expected to continue throughout 2023 and into 2024. In the oil and gas market, despite the near-term headwinds of lower commodity prices and flat to declining rig counts, we expect strong demand for manufacturing as well as for OEM products, parts, and services. Within manufacturing, the Company expects demand for environmentally friendly pressure pumping and e-frac power generation equipment to remain strong, with new orders and increased deliveries of new equipment during the year. Supply chain issues and long lead times are expected to persist in the near-term, contributing to some volatility as deliveries of new products shift between quarters and into 2024. In commercial and industrial, steady markets are expected to help drive full year revenue growth in the low double-digit percentage range, with increased activity in power generation, marine repair, and on-highway. Overall, the Company expects segment revenues to grow 10% to 20% on a full year basis with operating margins in the mid to high-single digits.

Kirby expects to generate net cash provided from operating activities of $500 million to $580 million in 2023. 2023 capital spending is expected to range between $300 to $380 million. Approximately $240 million is associated with marine maintenance capital and improvements to existing inland and coastal marine equipment, including ballast water treatment systems on some coastal vessels, and facility improvements. Up to approximately $140 million is associated with growth capital spending in both our businesses.

Conference Call

A conference call is scheduled for 7:30 a.m. Central Daylight Time today, Thursday, July 27, 2023, to discuss the 2023 second quarter performance as well as the outlook for 2023. To listen to the webcast, please visit the Investor Relations section of Kirby’s website at www.kirbycorp.com. For listeners who wish to participate in the question and answer session via telephone, please pre-register at Kirby Earnings Call Registration. All registrants will receive dial-in information and a PIN allowing them to access the live call. A slide presentation for this conference call will be posted on Kirby’s website approximately 15 minutes before the start of the webcast. A replay of the webcast will be available for a period of one year by visiting the News & Events page in the Investor Relations section of Kirby’s website.

GAAP to Non-GAAP Financial Measures

The financial and other information to be discussed in the conference call is available in this press release and in a Form 8-K filed with the Securities and Exchange Commission. This press release and the Form 8-K includes a non-GAAP financial measure, EBITDA, which Kirby defines as net earnings attributable to Kirby before interest expense, taxes on income, and depreciation and amortization. A reconciliation of EBITDA with GAAP net earnings attributable to Kirby is included in this press release. This press release also includes non-GAAP financial measures which exclude certain one-time items, including earnings before taxes on income (excluding one-time items), net earnings attributable to Kirby (excluding one-time items), and diluted earnings per share (excluding one-time items). A reconciliation of these measures with GAAP is included in this press release. Management believes the exclusion of certain one-time items from these financial measures enables it and investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of Kirby’s normal operating results. This press release additionally includes a non-GAAP financial measure, free cash flow, which Kirby defines as net cash provided by operating activities less capital expenditures. A reconciliation of free cash flow with GAAP is included in this press release. Kirby uses free cash flow to assess and forecast cash flow and to provide additional disclosures on the Company’s liquidity. Free cash flow does not imply the amount of residual cash flow available for discretionary expenditures as it excludes mandatory debt service requirements and other non-discretionary expenditures. This press release also includes marine transportation performance measures, consisting of ton miles, revenue per ton mile, towboats operated and delay days. Comparable marine transportation performance measures for the 2022 year and quarters are available in the Investor Relations section of Kirby’s website, www.kirbycorp.com, under Financials.

Forward-Looking Statements

Statements contained in this press release with respect to the future are forward-looking statements. These statements reflect management’s reasonable judgment with respect to future events. Forward-looking statements involve risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors, including adverse economic conditions, industry competition and other competitive factors, adverse weather conditions such as high water, low water, tropical storms, hurricanes, tsunamis, fog and ice, tornados, COVID-19 or other pandemics, marine accidents, lock delays, fuel costs, interest rates, construction of new equipment by competitors, government and environmental laws and regulations, and the timing, magnitude and number of acquisitions made by the Company. Forward-looking statements are based on currently available information and Kirby assumes no obligation to update any such statements. A list of additional risk factors can be found in Kirby’s annual report on Form 10-K for the year ended December 31, 2022.

About Kirby Corporation

Kirby Corporation, based in Houston, Texas, is the nation’s largest domestic tank barge operator transporting bulk liquid products throughout the Mississippi River System, on the Gulf Intracoastal Waterway, and coastwise along all three United States coasts. Kirby transports petrochemicals, black oil, refined petroleum products and agricultural chemicals by tank barge. In addition, Kirby participates in the transportation of dry-bulk commodities in United States coastwise trade. Through the distribution and services segment, Kirby provides after-market service and genuine replacement parts for engines, transmissions, reduction gears, electric motors, drives, and controls, specialized electrical distribution and control systems, energy storage battery systems, and related equipment used in oilfield services, marine, power generation, on-highway, and other industrial applications. Kirby also rents equipment including generators, industrial compressors, high capacity lift trucks, and refrigeration trailers for use in a variety of industrial markets. For the oil and gas market, Kirby manufactures and remanufactures oilfield service equipment, including pressure pumping units, and manufactures electric power generation equipment, specialized electrical distribution and control equipment, and high capacity energy storage/battery systems for oilfield customers.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	Second Quarter		Six Months
	2023	2022	2023	2022
	(unaudited, $ in thousands, except per share amounts)
Revenues:
Marine transportation	$426,962	$405,655	$839,457	$761,191
Distribution and services	350,286	292,309	688,235	547,555
Total revenues	777,248	697,964	1,527,692	1,308,746

Costs and expenses:
Costs of sales and operating expenses	546,069	523,862	1,088,149	974,480
Selling, general and administrative	82,896	70,575	171,745	146,340
Taxes, other than on income	9,758	9,621	18,944	19,211
Depreciation and amortization	51,697	50,115	102,806	100,079
Gain on disposition of assets	(472)	(2,745)	(2,702)	(7,594)
Total costs and expenses	689,948	651,428	1,378,942	1,232,516
Operating income	87,300	46,536	148,750	76,230
Other income	1,264	3,740	7,707	8,048
Interest expense	(12,286)	(10,640)	(25,507)	(20,843)
Earnings before taxes on income	76,278	39,636	130,950	63,435
Provision for taxes on income	(18,960)	(11,030)	(33,011)	(17,243)
Net earnings	57,318	28,606	97,939	46,192
Net (earnings) loss attributable to noncontrolling interests	49	(149)	126	(301)
Net earnings attributable to Kirby	$57,367	$28,457	$98,065	$45,891
Net earnings per share attributable to Kirby common stockholders:
Basic	$0.96	$0.47	$1.64	$0.76
Diluted	$0.95	$0.47	$1.63	$0.76
Common stock outstanding (in thousands):
Basic	59,806	60,202	59,892	60,188
Diluted	60,085	60,467	60,179	60,465

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

	Second Quarter		Six Months
	2023	2022	2023	2022
	(unaudited, $ in thousands)
EBITDA: (1)
Net earnings attributable to Kirby	$57,367	$28,457	$98,065	$45,891
Interest expense	12,286	10,640	25,507	20,843
Provision for taxes on income	18,960	11,030	33,011	17,243
Depreciation and amortization	51,697	50,115	102,806	100,079
	$140,310	$100,242	$259,389	$184,056

Capital expenditures	$98,046	$43,984	$171,245	$79,059
Acquisitions of businesses	$—	$—	$—	$3,900

	June 30, 2023	December 31, 2022
	(unaudited, $ in thousands)
Cash and cash equivalents	$36,603	$80,577
Long-term debt, including current portion	$998,401	$1,079,618
Total equity	$3,112,809	$3,045,168
Debt to capitalization ratio	24.3%	26.2%

MARINE TRANSPORTATION STATEMENTS OF EARNINGS

	Second Quarter		Six Months
	2023	2022	2023	2022
	(unaudited, $ in thousands)
Marine transportation revenues	$426,962	$405,655	$839,457	$761,191

Costs and expenses:
Costs of sales and operating expenses	275,618	294,343	557,641	548,702
Selling, general and administrative	33,605	28,294	68,592	60,630
Taxes, other than on income	7,962	7,990	15,269	15,810
Depreciation and amortization	45,526	44,211	90,668	88,297
Total costs and expenses	362,711	374,838	732,170	713,439

Operating income	$64,251	$30,817	$107,287	$47,752
Operating margin	15.0%	7.6%	12.8%	6.3%

DISTRIBUTION AND SERVICES STATEMENTS OF EARNINGS

	Second Quarter		Six Months
	2023	2022	2023	2022
	(unaudited, $ in thousands)
Distribution and services revenues	$350,286	$292,309	$688,235	$547,555

Costs and expenses:
Costs of sales and operating expenses	268,657	229,196	528,521	425,715
Selling, general and administrative	45,686	40,653	94,883	82,575
Taxes, other than on income	1,707	1,590	3,558	3,318
Depreciation and amortization	4,394	4,133	8,639	8,239
Total costs and expenses	320,444	275,572	635,601	519,847

Operating income	$29,842	$16,737	$52,634	$27,708
Operating margin	8.5%	5.7%	7.6%	5.1%

OTHER COSTS AND EXPENSES

	Second Quarter		Six Months
	2023	2022	2023	2022
	(unaudited, $ in thousands)
General corporate expenses	$7,265	$3,763	$13,873	$6,824

Gain on disposition of assets	$(472)	$(2,745)	$(2,702)	$(7,594)

ONE-TIME CHARGES

The 2023 and 2022 first six months GAAP results include certain one-time charges. The following is a reconciliation of GAAP earnings to non-GAAP earnings, excluding the one-time items, for earnings before tax (pre-tax), net earnings attributable to Kirby (after-tax), and diluted earnings per share (per share):

	Second Quarter 2023			First Six Months 2023
	Pre-Tax	After-Tax	Per Share	Pre-Tax	After-Tax	Per Share
	(unaudited, $ in millions except per share amounts)
GAAP earnings	$76.3	$57.4	$0.95	$131.0	$98.1	$1.63
Costs related to strategic review and shareholder engagement	—	—	—	3.0	2.4	0.04
IRS refund interest income	—	—	—	(2.7)	(2.2)	(0.04)
Earnings, excluding one-time items(2)	$76.3	$57.4	$0.95	$131.3	$98.3	$1.63

	Second Quarter 2022			First Six Months 2022
	Pre-Tax	After-Tax	Per Share	Pre-Tax	After-Tax	Per Share
	(unaudited, $ in millions except per share amounts)
GAAP earnings	$39.6	$28.5	$0.47	$63.4	$45.9	$0.76
Severance expense	1.5	1.3	0.02	1.5	1.3	0.02
Earnings, excluding one-time items(2)	$41.1	$29.8	$0.49	$64.9	$47.2	$0.78

RECONCILIATION OF FREE CASH FLOW

The following is a reconciliation of GAAP net cash provided by operating activities to non-GAAP free cash flow(2):

	Second Quarter		Six Months
	2023	2022(3)	2023	2022(3)
	(unaudited, $ in millions)
Net cash provided by operating activities	$211.4	$63.4	$227.9	$95.6
Less: Capital expenditures	(98.0)	(44.0)	(171.2)	(79.1)
Free cash flow(2)	$113.4	$19.4	$56.7	$16.5

MARINE TRANSPORTATION PERFORMANCE MEASUREMENTS

	Second Quarter		Six Months
	2023	2022	2023	2022
Inland Performance Measurements:
Ton Miles (in millions) (4)	3,500	3,536	6,940	6,704
Revenue/Ton Mile (cents/tm) (5)	10.1	9.0	9.9	8.9
Towboats operated (average) (6)	281	270	282	267
Delay Days (7)	2,317	2,762	6,442	5,899
Average cost per gallon of fuel consumed	$2.87	$3.98	$3.09	$3.27

Barges (active):
Inland tank barges			1,045	1,034
Coastal tank barges			29	30
Offshore dry-cargo barges			4	4
Barrel capacities (in millions):
Inland tank barges			23.3	23.0
Coastal tank barges			3.0	3.1

(1)
Kirby has historically evaluated its operating performance using numerous measures, one of which is EBITDA, a non-GAAP financial measure. Kirby defines EBITDA as net earnings attributable to Kirby before interest expense, taxes on income, and depreciation and amortization. EBITDA is presented because of its wide acceptance as a financial indicator. EBITDA is one of the performance measures used in calculating performance compensation pursuant to Kirby’s annual incentive plan. EBITDA is also used by rating agencies in determining Kirby’s credit rating and by analysts publishing research reports on Kirby, as well as by investors and investment bankers generally in valuing companies. EBITDA is not a calculation based on generally accepted accounting principles and should not be considered as an alternative to, but should only be considered in conjunction with, Kirby’s GAAP financial information.
(2)
Kirby uses certain non-GAAP financial measures to review performance excluding certain one-time items including: earnings before taxes on income, excluding one-time items; net earnings attributable to Kirby, excluding one-time items; and diluted earnings per share, excluding one-time items. Management believes the exclusion of certain one-time items from these financial measures enables it and investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of the company's normal operating results. Kirby also uses free cash flow, which is defined as net cash provided by operating activities less capital expenditures, to assess and forecast cash flow and to provide additional disclosures on the Company’s liquidity. Free cash flow does not imply the amount of residual cash flow available for discretionary expenditures as it excludes mandatory debt service requirements and other non-discretionary expenditures. These non-GAAP financial measures are not calculations based on generally accepted accounting principles and should not be considered as an alternative to, but should only be considered in conjunction with Kirby’s GAAP financial information.
(3)
See Kirby’s annual report on Form 10-K for the year ended December 31, 2022 and its quarterly report on Form 10-Q for the quarter ended June 30, 2022 for amounts provided by (used in) investing and financing activities.
(4)
Ton miles indicate fleet productivity by measuring the distance (in miles) a loaded tank barge is moved. Example: A typical 30,000 barrel tank barge loaded with 3,300 tons of liquid cargo is moved 100 miles, thus generating 330,000 ton miles.
(5)
Inland marine transportation revenues divided by ton miles. Example: Second quarter 2023 inland marine transportation revenues of $351.8 million divided by 3,500 million inland marine transportation ton miles = 10.1 cents.
(6)
Towboats operated are the average number of owned and chartered towboats operated during the period.
(7)
Delay days measures the lost time incurred by a tow (towboat and one or more tank barges) during transit. The measure includes transit delays caused by weather, lock congestion and other navigational factors.